UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2026

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Lakeview Court,
Fremont,	California	94538
(Address of principal executive offices)		(Zip Code)

(408) 610-3915

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	VELO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance-Based Stock Option Award to CEO

On June 29, 2026, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Velo3D, Inc. (the “Company”) granted to Arun Jeldi, the Company’s Chief Executive Officer, a performance-based stock option award in respect of 964,474 shares of common stock (“Shares”) of the Company (the “2026 Performance Award”). The 2026 Performance Award is the award described in the Company’s Form 8-K/A filed with the Securities and Exchange Commission on April 27, 2026.

The 2026 Performance Award has an exercise price equal to $18.40 (the closing price of the Company’s Shares on the grant date) and was made under the Company’s 2021 Equity Incentive Plan. The award will vest and become exercisable upon the achievement of the following milestones within five years following the grant date: (i) the option will vest with respect to 10% of the Shares subject thereto when the Company’s “market capitalization” (as defined in the award agreement) reaches $1 billion; (ii) the option will vest with respect to an additional 20% of the Shares subject thereto when the market capitalization reaches $3 billion; (iii) the option will vest with respect to an additional 30% of the Shares subject thereto when the market capitalization reaches $5 billion; and (iv) the option will vest with respect to the final 40% of the Shares subject thereto when the market capitalization reaches $10 billion, provided in each case that Mr. Jeldi remains in service with the Company through the achievement of the applicable valuation milestone. Once vested, the award will generally remain exercisable until the earlier of the 10th anniversary of the grant date or the first anniversary of the cessation of Mr. Jeldi’s service with the Company.

The foregoing description of the 2026 Performance Award does not purport to be complete and is qualified in its entirety by reference to the full text of the award agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Change in Control Agreements with CEO, CFO and Chief Revenue Officer

On June 29, 2026, the Compensation Committee authorized the Company’s entry into Change in Control Agreements with each of Mr. Jeldi, James Suva, the Company’s Chief Financial Officer, and Michelle Sidwell, the Company’s Chief Revenue Officer (each, a “CIC Agreement”). Each CIC Agreement provides that, in the event of a termination by the Company of the executive’s employment other than for “cause” or the executive’s resignation for “good reason,” in each case within the period beginning three months prior to and ending twelve months following a “change in control” (each as defined in the CIC Agreement), the executive will receive the following severance benefits: (1) a lump sum payment equal to (a) the executive’s then-current annual base salary, (b) the executive’s then-current target annual bonus, and (c) a pro-rata portion of the executive’s target annual bonus for the year of the termination, (2) vesting of any then outstanding and unvested time-based equity awards, and (3) 12 months of premiums for continued medical benefits.

The payment or provision of these severance benefits is conditioned on the executive’s execution of a general release of claims against the Company and its affiliates. These severance benefits, when combined with any other transaction-related compensation payable to the executive, will be reduced to the maximum amount that would not trigger an excise tax under the so-called “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, but only if such reduction would result in a greater net after-tax amount to the executive than if no reduction were made and the executive paid the excise tax.

The foregoing description of the CIC Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of those agreements, which are filed as Exhibits 10.2, 10.3 and 10.4 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description

10.1 Notice of Stock Option Grant and Stock Option Agreement between the Company and Arun Jeldi dated June 29, 2026

10.2 Change in Control Agreement between the Company and Arun Jeldi dated June 30, 2026

10.3 Change in Control Agreement between the Company and James Suva dated June 30, 2026

10.4 Change in Control Agreement between the Company and Michelle Sidwell dated June 30, 2026

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date:	July 1, 2026	By:	/s/ James Suva
		Name:	James Suva
		Title:	Chief Financial Officer